EX-99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Trust for Credit Unions and to the use of our report dated October 27, 2014 on the financial statements and financial highlights of the Ultra-Short Duration Government Portfolio and Short Duration Portfolio and to the use of our report dated October 29, 2013 on the financial statements and financial highlights of the Money Market Portfolio. Such financial statements and financial highlights appear in the 2014 and 2013 Annual Reports to Shareholders which are incorporated by reference into the Prospectus and Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 29, 2014